Exhibit 99.1

DATE:	CONTACT:
November 26, 2008	Courtney Degener, Investor Relations Manager
213.271.1603

SCOTT SLATER, LEADING GROUNDWATER AND ENVIRONMENTAL LAW EXPERT, TO SERVE AS CADIZ GENERAL COUNSEL

Negotiator of Nation’s Largest Conservation-Based Water Transfer to Oversee Company’s Agency Relationships and Sustainable Resource Management Programs; Will Continue to Practice at Brownstein Hyatt Farber Schreck, LLP

LOS ANGELES – Cadiz Inc. (NASDAQ:CDZI) today named Scott Slater, one of the nation’s foremost experts in water policy, groundwater and environmental law, to serve as the Company’s general counsel.  With 24 years of experience in the sustainable development and management of water resources, Slater will be the firm’s lead liaison with customer agencies and oversee the company’s environmental and resource management efforts.  Under the terms of the agreement with Cadiz, Slater will also continue his practice as a shareholder in the law firm of Brownstein Hyatt Farber Schreck, LLP.

“This is a once-in-a-career opportunity,” said Slater.  “The Cadiz Valley Dry Year Supply Project is not only the most important renewable water resource effort in Southern California; it represents the new mindset we have to adopt across the West.  With an ongoing drought, the growing reality of climate change and impending cutbacks to local water agencies, we have no choice but to make smarter use of local resources and to conserve every drop we can.  Sustainable water deliveries from the Cadiz Project can help local agencies avert severe and worsening supply shortages in the future.”

“Scott’s appointment represents a major strengthening of our team,” said Cadiz Real Estate LLC CEO Richard Stoddard.  “Scott has helped design some of the most significant water transactions in California history, and he will be a key strategist in planning the future of our water project.  This guy literally wrote the book on water policy and he is already on a first name basis with California’s key customers, decision-makers and stakeholders.  At Cadiz, he will take the lead both in strengthening these relationships and in working to maximize the environmental benefits of the project.”

An accomplished negotiator and litigator with Brownstein, Slater has played a major role in a number of California’s most important water transactions, including the negotiation of the largest conservation-based water transfer in United States history on behalf of the San Diego County Water Authority.  Slater has worked extensively with California water agencies, utilities and municipalities, including the Chino Basin Watermaster, El Dorado County Water and Power Authority, American States Water Company, the San Diego County Water Authority and the cities of Beverly Hills and Burbank.

Slater is an internationally recognized expert in water resource and environmental law and is the author of California Water Law and Policy, a two volume treatise on the subject.   He has taught law and graduate policy courses at Pepperdine University, the University of California, Santa Barbara and the University of West Australia and has served in a variety of key water policy positions, including as chair of the Natural Resources Subsection of the California State Bar, as a member of the Board of Directors of the American Ground Water Trust, as a member of the Board of Directors of the California Groundwater Resources Association, as chair of the Legislative Committee, and as a member of the Groundwater Committee of the Association of California Water Agencies.

The need for the Cadiz Project has never been greater. Citing the impacts of global warming and deteriorating conditions on the San Francisco Bay Delta, the California Department of Water Resources announced on October 30, 2008 that it would provide just 15 percent of expected water deliveries to local agencies.

With the capacity to store more than one million acre-feet of water in its natural underground reservoir system in eastern San Bernardino County, the Cadiz Valley Dry Year Supply Project will be the largest water conservation effort of its kind in California.  Moreover, the indigenous groundwater in the aquifer system that underlies the Project area represents an immediate and renewable resource that can reliably deliver up to 150,000 acre-feet (49 billion gallons) of safe, clean and high quality water to California customers in dry years.

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Founded in 1983, Cadiz Inc. is a publicly held land, organic farming and sustainable water resource development firm.  The Company owns more than 45,000 acres of land with substantial water resources in eastern San Bernardino County, California.  Further information on the Company can be obtained by visiting our web site at www.cadizinc.com.

This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.